Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan and the 2006 Director Option Plan of Acme Packet, Inc. of our reports dated March 11, 2009, with respect to the consolidated financial statements of Acme Packet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Acme Packet, Inc., filed with the Securities and Exchange Commission.

Boston, Massachusetts

March 11, 2009

/s/ Ernst & Young LLP